Exhibit 3.2.18

AMENDMENT NO. 2

TO LIMITED LIABILITY COMPANY AGREEMENT OF

VIDACARE LLC

This AMENDMENT NO. 2 dated as of April 4, 2014 (this “Amendment”), to that certain Limited Liability Company Agreement of Vidacare LLC, a Delaware limited liability company (the “Company”), dated as of March 27, 2014, as previously amended (the “Agreement”), is entered into by Teleflex Medical Incorporated, a California corporation (“Teleflex Medical”).

WHEREAS, Schedule 1 to the Agreement sets forth the name of the member(s) of the Company and the number of membership units (“Units”) owned by each such member;

WHEREAS, on the date hereof, Teleflex Growth LLC, a Delaware limited liability company (“TFX Growth”), and Teleflex Medical entered into an Equity Distribution Agreement pursuant to which TFX Growth transferred to Teleflex Medical all of the outstanding Units, and Teleflex Medical thereby became the sole member of the Company; and

WHEREAS, Teleflex Medical desires to amend Schedule 1 to the Agreement to reflect such change in membership.

NOW, THEREFORE:

1. Amendment. The Agreement is hereby amended by deleting therefrom Schedule 1 in its entirety, and replacing it with Schedule 1 attached hereto.

2. Continued Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

3. Governing Law. This Amendment will be governed by the laws of the State of Delaware, without regard to applicable conflicts of law principles.

[Signature page follows.]

IN WITNESS WHEREOF, Teleflex Medical has caused this Amendment to be executed and delivered as of the date first above written.

TELEFLEX MEDICAL INCORPORATED

By:	/s/ C. Jeffrey Jacobs
Name:	C. Jeffrey Jacobs
Title:	Vice President & Treasurer

SCHEDULE 1

Members

Name of Member	Registered Address	No. of Units Held
Teleflex Medical Incorporated	2710 Gateway Oaks Drive, Suite 150N Sacramento, California 95833	1,000